Exhibit 99.1

PRESS RELEASE

For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces 2010 Fourth Quarter and Full Year Financial Results

Denver, Colorado; February 23, 2011 — Intrepid Potash, Inc. (NYSE:IPI) announced today 2010 fourth quarter and full year financial results, with net income for the fourth quarter of $18.2 million, resulting in $0.24 of earnings per diluted share.  Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA(1)) for the fourth quarter of 2010 was $37.3 million.

“During the fourth quarter of 2010, we saw a significant expansion in nutrient demand, which was more robust than we had expected and was further bolstered by a strengthening commodity market,” said Bob Jornayvaz, Intrepid’s Executive Chairman of the Board.  “A number of factors contributed to the overall strength of the potash market domestically during the fourth quarter.  Mild fall weather and an early harvest in much of the United States allowed for an extended application period for potash and other nutrients well into December.  Further, prices for virtually every agricultural commodity moved higher, as yield estimates were trimmed and global demand continued to grow, driving farmer economics to historically attractive levels.”

Fourth Quarter 2010 Highlights:

•                  Potash sales increased 44 percent in the fourth quarter of 2010 to 216,000 tons as compared to 150,000 tons sold in the same period of 2009.

•                  Potash production increased 81 percent in the fourth quarter of 2010 to 224,000 tons compared to 124,000 tons produced in the fourth quarter of 2009.

•                  The average net realized sales price(2) for potash was $386 per ton ($425 per metric tonne) in the fourth quarter of 2010, compared to $408 per ton ($450 per metric tonne) in the fourth quarter of 2009.

(1)  This is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (Non-GAAP).  See the Non-GAAP reconciliations set forth later in this press release for additional information.

(2)  Average net realized sales price is calculated as gross sales less freight costs, divided by the number of tons sold in the period.

•                  Our cash operating cost of goods sold, net of by-product credits(3), for potash was $166 per ton in the fourth quarter of 2010.  This compares to $186 per ton in the fourth quarter of 2009.  There were no abnormal production costs recognized in the fourth quarter of 2010, whereas, in the comparable period of 2009, $8.8 million of abnormal production costs for potash were expensed in the period and were excluded from the cash operating cost of goods sold.  Our fourth quarter 2010 cash operating cost of goods sold per ton results reflect all costs attributed to production of potash as we operated within normal ranges during this period.

•                  Sales of langbeinite, which we market as Trio®, were 27,000 tons in the fourth quarter of 2010 compared to 25,000 tons in the fourth quarter of 2009.

•                  Langbeinite production in the fourth quarter of 2010 decreased to 31,000 tons from 45,000 tons produced in the fourth quarter of 2009.

•                  The average net realized sales price for Trio® was $222 per ton ($245 per metric tonne) in the fourth quarter of 2010 compared to $190 per ton ($209 per metric tonne) in the fourth quarter of 2009.

•                  Average gross margin in the fourth quarter of 2010 for the sale of potash was $169 per ton or 44 percent, compared to $173 per ton or 42 percent in the fourth quarter of 2009, which excluded the abnormal production expense incurred in this period.  Average gross margin for the sale of Trio® was $38 per ton or 17 percent compared to $16 per ton or 8 percent in the same period of 2009.

•                  Capital investment in the fourth quarter of 2010 totaled $32.7 million.

•                  As of December 31, 2010, we had $143.0 million of cash and investments, no outstanding debt, and $125.0 million of availability under our revolving credit facility.

The strength of Intrepid’s results can also be attributed, in large part, to the ability to serve the just-in-time truck market.  “The flexibility that our locations afford us, coupled with our decision to manage inventories and support the local truck market, was integral to our solid results for the quarter,” said Mr. Jornayvaz.  “Not only were we able to service our traditional truck markets in the southern United States, but we were also able to meet customer demand for tons outside these locations as customers required timely delivery of product from suppliers to satisfy farmer demand.”

Additionally, Mr. Jornayvaz stated, “Given the strong commodity-pricing environment and level of grain demand, we expect at least a normal spring season in terms of application rates as farmers look to maximize yield and margin.  We believe Intrepid is well positioned to address the changing and growing needs of the domestic potassium nutrient market.  Through the successful addition of the new compactor at our Moab, Utah facility, the anticipated enhancements from our Langbeinite Recovery Improvement Project, our continued focus on

(3)  Potash cash operating cost of goods sold, net of by-product credits, is defined as total cost of goods sold excluding royalties, depreciation, depletion and amortization.

compaction at our Wendover and Carlsbad operations, and positive progress on developing the HB Solar Solution Mine, Intrepid is meeting customers’ needs and creating value for our stockholders.”

Market Conditions

The positive rebound in agricultural commodity pricing is the primary driver for the recovery of the United States agricultural nutrient market.  During the fall of 2010, we saw strong demand for fertilizer due to an early harvest and an extended application season that continued well into December.  Further, we believe that farmers focused on maximizing their yield potential through higher application rates in order to take advantage of the current strong commodity price environment.

Crop prices for almost every major agricultural commodity moved up during the second half of 2010 due to increased demand for grains worldwide.  Prices were also affected by the downward revisions in crop yield forecasts by the United States Department of Agriculture.  These factors resulted in forecast decreases in world grain stocks by almost 20 percent this year.  This reduced the estimated global ending stock-to-use ratios to levels not seen in 37 years for corn and to levels not seen since the mid 1960s in the United States for soybeans.  These tight corn and soybean stocks are limiting the downside risk for farmers and placing a great deal of attention on the need to maximize yield in the 2011/2012 crop year.  Current crop economics support farmers adding incremental marginal production and acreage.  This incremental acreage is anticipated to require application of additional nutrients to meet crop yield expectations.  We believe that increased fertilization rates and demand for potash should correlate with farmers’ end goal of maximizing yield in order to capitalize on high commodity prices.

Industry publications suggest that potash inventories at the producer level have stabilized in recent weeks.  Potash producers are catching up on outstanding orders and production has returned to levels that are more normal across the industry in preparation for what should be a strong domestic spring season.  As the spring fill is underway, we have seen a number of dealers place orders well in advance of anticipated spring demand as they appear confident in their ability to profitably sell the tons they have ordered.  While we expect sales during the spring planting season to be normal or slightly above normal based on historical levels, it seems as though dealers may be more willing to exit spring with some level of inventory entering the summer.

Fourth Quarter Results and Recent Performance

Income before income taxes for the fourth quarter of 2010 was $29.6 million compared to $9.0 million in the fourth quarter of 2009.  Cash flows from operating activities were $46.8 million for the fourth quarter of 2010, compared to $23.1 million for the fourth quarter of 2009.  Adjusted net income(4) for the fourth quarter of 2010 was $17.9 million compared to adjusted net income of $12.2 million in the same period last year.

(4)  This is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (Non-GAAP).  See the Non-GAAP reconciliations set forth later in this press release for additional information.

Potash

During the fourth quarter of 2010, Intrepid increased production of potash to 224,000 tons, including tons produced from the harvest of our Moab solar evaporation ponds that is more heavily concentrated in the fourth and first quarters of each year, and sold 216,000 tons of potash.  This compares to 124,000 tons produced and 150,000 tons sold in the fourth quarter of 2009.  The 216,000 tons of potash we sold were at an average net realized sales price of $386 per ton compared to $408 per ton during the fourth quarter of 2009.  The more telling measure however is that our fourth quarter average net realized sales price was $43 higher than it was in the third quarter of 2010 as the supply and demand fundamentals of the domestic potash market normalized.  Based on our calculations, our average net realized sales price for the fourth quarter continued to exceed that of our North American competitors with an average net realized sales price advantage of $79 per ton.

Our cash operating cost of goods sold, net of by-product credits of $19 per ton, for potash decreased to $166 per ton in the fourth quarter of 2010 from $186 per ton, net of by-product credits of $17 per ton, in the fourth quarter of 2009.  As noted previously, all production costs were absorbed into inventory costs in the fourth quarter of 2010 and, therefore, included in the cash operating cost of goods sold results, whereas, last year, abnormal production costs for potash of $8.8 million were excluded from the inventory calculation in the quarter and, therefore, from cash operating cost of goods sold.  Our lower cash operating cost of goods sold per ton for potash during the fourth quarter of 2010 resulted primarily from higher operating rates at our Carlsbad facilities as we successfully increased the staffing levels for our mining operations and had higher sustained operating rates at our processing facilities.

Langbeinite — Trio®

Intrepid sold 27,000 tons of Trio® in the fourth quarter of 2010, the majority of which was granular-sized product, at an average net realized sales price of $222 per ton.  This compares to 25,000 tons sold at an average net realized sales price of $190 per ton in the prior year’s fourth quarter.

Demand for granular-sized Trio® remains strong and we expect granular-sized Trio® demand will continue to exceed our production for the next few quarters, resulting in the on-going need to sell our granular-sized product on an allocated basis.  At the beginning of the fourth quarter of 2010, we completed a maintenance turnaround at our East facility in Carlsbad, New Mexico.  Due to this maintenance turnaround, langbeinite production reflected only two full months of production during the fourth quarter.  Further, during 2010, we made a number of operating decisions around langbeinite production designed to reduce process water usage at various points in the production process and to prepare for the installation of the new processing equipment for the Langbeinite Recovery Improvement Project.  Currently, our Trio® production is lagging historical levels by approximately 30 — 35 percent and we are reviewing our process and recovery data to attempt to restore recovery rates to historical levels ahead of the completion of the Langbeinite Recovery Improvement Project.

Full Year 2010 Results

Net income for the full year 2010 was $45.3 million or $0.60 per share, compared to $55.3 million, or $0.74 per share for the full year 2009.  Income before income taxes for the full year of 2010 was $75.0 million compared to $92.2 million for the prior year.  Cash flows from operating activities were $123.3 million for the full year 2010, compared to $81.1 million for the full year 2009.  Adjusted EBITDA was $104.3 million for 2010, compared to $110.4 million for the full year 2009.  Adjusted net income for the full year 2010 was $45.6 million, compared to $67.7 million for the prior year.

Potash

For the full year 2010, Intrepid produced 727,000 tons of potash and sold 810,000 tons of potash.  This compares to 504,000 tons produced and 440,000 tons sold in the full year 2009.  The increase in potash production reflects Intrepid’s decision to ramp up production to more historically normal rates during the course of 2010.  The increase in potash sales also reflects the ongoing recovery in the domestic potash market.  Average net realized sales price for potash for 2010 decreased to $363 per ton ($400 per metric tonne) compared to $541 per ton ($596 per metric tonne) for the full year 2009.  Based on our calculations, our average net realized sales price for the full year of 2010 exceeded that of our North American competitors, with an average net realized sales price advantage of $61 per ton.

For 2010, our cash operating cost of goods sold net of by-product credits of $8 per ton, for potash decreased to $184 per ton compared to $196 per ton, net of by-product credits of $17 per ton, for potash  for the full year 2009.  There was also only $0.5 million of costs associated with abnormal production for potash in 2010 compared with $20.7 million in 2009.

Langbeinite — Trio®

For 2010, we produced 159,000 tons of langbeinite compared to 192,000 tons in 2009.  For 2010, Intrepid sold 204,000 tons of Trio® at an average net realized sales price of $174 per ton ($192 per metric tonne) as compared to 149,000 tons at an average net realized sales price of $286 per ton ($315 per metric tonne) in 2009.

Capital Investment

Total capital investment in 2010 was $92.5 million, which includes sustaining, improvement, instrumentation and control projects in addition to the projects.  We continued to move forward a number of key capital projects including:

New Mexico

•                  Commencement of activities in contemplation of construction of the Langbeinite Recovery Improvement Project at our East facility

•                  Expansion of distributed control systems at our mines

•                  Installation and commissioning of the underground stacker / reclaim system at our West mine

•                  Addition of a new mining panel at both our West and East mines

•                  Significant activities towards the completion of our product storage facilities at the East facility

Utah

•                  Addition of a new brine heater in Moab, Utah

•                  Placement into service of a new compactor in Moab, Utah

The completion of the compaction project at our Moab, Utah facility is important to our potash production profile, as it will enable the compaction of all of our production at that location, if necessary, into granular-sized product for the agricultural market.  It will also provide us the flexibility to compact excess Wendover, Utah standard production, based on market demands, ahead of the planned expansion of our Wendover compaction capabilities.

The Langbeinite Recovery Improvement Project at our Carlsbad, New Mexico East facility continues to progress, with preliminary construction activities occurring during the fourth quarter of 2010.  The project schedule, which anticipates completion and commissioning in the fourth quarter of 2011, is highly dependent upon the timing of obtaining the required air permits from the New Mexico Environment Department.  The total capital investment for the project is expected to be between $85 and $90 million, with approximately $19.3 million invested during 2010 on engineering, pre-construction activities and procurement of equipment.  The balance is expected to be invested during 2011.

The Environmental Impact Statement review by the Bureau of Land Management of our HB Solar Solution mine near Carlsbad, New Mexico continues to progress.  The current schedule for receiving the Record of Decision remains in the first quarter of 2012.

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab.  Intrepid’s website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons.  One short ton equals 2,000 pounds.  One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Since adjusted net income and Adjusted EBITDA are non-GAAP financial measures, we make reference to their respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release and the associated financial tables provide the details to reconcile these numbers to U.S. GAAP line items.  Average net realized sales price and cash operating cost of goods sold are defined in the text of this release and the associated financial tables provide additional details regarding these operating measures.

Conference Call Information

The conference call to discuss fourth quarter 2010 results is scheduled for Thursday, February 24, 2011, at 8:00 a.m. MST (10:00 a.m. EST).  The call participation number is (800)

319-4610.  A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413.  International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088.  The replay of the call will require the input of the conference identification number 763324.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing fourth quarter 2010 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through March 26, 2011.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or Trio®; operational difficulties at our facilities that limit production of our products; the ability to hire and retain qualified employees; changes in demand and/or supply for potash or Trio®/langbeinite; changes in our reserves; our ability to successfully execute the projects that are essential to our business strategy, including but not limited to the development of the HB Solar Solution mine as a solution mine and the further development of our langbeinite recovery assets; weather risks affecting net evaporation rates at our solar solution mining operations; changes in the prices of our raw materials, including but not limited to the price of chemicals, natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; obtaining permitting for applicable federal and state agencies related to the construction and operation of assets; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in use by the oil and gas industry of potash products in drilling operations; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; disruption in credit markets; our ability to secure additional federal and state potash leases to expand our existing mining operations; and governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended
	December 31,
	2010	2009
Production volume (in thousands of tons):
Potash	224	124
Langbeinite	31	45

Sales volume (in thousands of tons):
Potash	216	150
Trio®	27	25

Gross sales (in thousands):
Potash	$88,567	$66,285
Trio®	$7,589	$6,776
Freight costs (in thousands):
Potash	$4,911	$5,063
Trio®	$1,670	$1,984
Net sales (in thousands):
Potash	$83,656	$61,222
Trio®	$5,919	$4,792

Potash statistics (per ton):
Average net realized sales price	$386	$408
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	166	186
Depreciation, depletion, and amortization	26	17
Royalties	14	17
Total potash cost of goods sold	206	220
Warehousing and handling costs	11	15
Average potash gross margin (exclusive of costs associated with abnormal production)	$169	$173

Trio® statistics (per ton):
Average net realized sales price	$222	$190
Cash operating cost of goods sold (exclusive of items shown separately below)	141	136
Depreciation, depletion, and amortization	19	10
Royalties	11	10
Total Trio® cost of goods sold	171	156
Warehousing and handling costs	13	18
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$38	$16

*                 On a per ton basis, by-product credits were $7 and $17 for the three month periods ended December 31, 2010, and 2009, respectively.  By-product credits were $1.5 million and $2.6 million for the three month periods ended December 31, 2010, and 2009, respectively.  Costs associated with abnormal production were zero and $9.4 million for the three month periods ended December 31, 2010, and 2009, respectively.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

	Year Ended
	December 31,
	2010	2009
Production volume (in thousands of tons):
Potash	727	504
Langbeinite	159	192

Sales volume (in thousands of tons):
Potash	810	440
Trio®	204	149

Gross sales (in thousands):
Potash	$312,088	$250,887
Trio®	$47,216	$50,916
Freight costs (in thousands):
Potash	$18,021	$13,059
Trio®	$11,730	$8,410
Net sales (in thousands):
Potash	$294,067	$237,828
Trio®	$35,486	$42,506

Potash statistics (per ton):
Average net realized sales price	$363	$541
Cash operating cost of goods sold, net of by-product credits (1) (exclusive of items shown separately below)	184	196
Depreciation, depletion, and amortization	26	18
Royalties	13	20
Total potash cost of goods sold	223	234
Warehousing and handling costs	11	14
Average potash gross margin (exclusive of costs associated with abnormal production)	$129	$293

Trio® statistics (per ton):
Average net realized sales price	$174	$286
Cash operating cost of goods sold (exclusive of items shown separately below)	127	141
Depreciation, depletion, and amortization	17	13
Royalties	9	14
Total Trio® cost of goods sold	153	168
Warehousing and handling costs	10	15
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$11	$103

*                 On a per ton basis, by-product credits were $8 and $17 for the years ended December 31, 2010, and 2009, respectively.  By-product credits were $6.4 million and $7.4 million for the years ended December 31, 2010, and 2009, respectively.  Costs associated with abnormal production were $0.5 million and $21.5 million for the years ended December 31, 2010, and 2009, respectively.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Sales	$96,156	$73,061	$359,304	$301,803
Less:
Freight costs	6,581	7,047	29,751	21,469
Warehousing and handling costs	2,747	2,668	10,683	8,432
Cost of goods sold	49,182	36,878	211,663	127,822
Costs associated with abnormal production	—	9,367	470	21,525
Other	—	440	666	440
Gross Margin	37,646	16,661	106,071	122,115

Selling and administrative	8,101	7,354	29,122	28,375
Accretion of asset retirement obligation	176	170	704	680
Other	167	48	911	643
Operating Income	29,202	9,089	75,334	92,417

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(51)	(214)	(1,513)	(806)
Interest income	340	86	819	161
Insurance settlements from property and business losses	—	1	—	(10)
Other income	107	37	403	485
Income Before Income Taxes	29,598	8,999	75,043	92,247

Income Tax Expense	(11,420)	(2,294)	(29,758)	(36,905)
Net Income	$18,178	$6,705	$45,285	$55,342

Weighted Average Shares Outstanding:
Basic	75,105,713	75,032,762	75,084,431	75,014,569
Diluted	75,215,445	75,098,459	75,154,251	75,042,050
Earnings Per Share:
Basic	$0.24	$0.09	$0.60	$0.74
Diluted	$0.24	$0.09	$0.60	$0.74

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF DECEMBER 31, 2010 AND DECEMBER 31, 2009

(In thousands, except share and per share amounts)

	December 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$76,133	$89,792
Short-term investments	45,557	11,155
Accounts receivable:
Trade, net	23,767	19,169
Other receivables	1,161	471
Refundable income taxes	6,543	9,364
Inventory, net	48,094	61,949
Prepaid expenses and other current assets	4,016	2,632
Current deferred tax asset	3,551	9,807
Total current assets	208,822	204,339

Property, plant, and equipment, net of accumulated depreciation of $66,615 and $41,787, respectively	285,920	221,403
Mineral properties and development costs, net of accumulated depletion of $8,431 and $7,174, respectively	34,372	33,929
Long-term parts inventory, net	7,121	7,149
Long-term investments	21,298	6,189
Other assets	5,311	5,532
Non-current deferred tax asset	266,040	290,449
Total Assets	$828,884	$768,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable:
Trade	$17,951	$13,523
Related parties	126	129
Accrued liabilities	17,153	12,403
Accrued employee compensation and benefits	8,597	7,028
Other current liabilities	1,578	2,849
Total current liabilities	45,405	35,932

Asset retirement obligation	9,478	8,619
Deferred insurance proceeds	11,700	10,124
Other non-current liabilities	4,460	5,093
Total Liabilities	71,043	59,768

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,110,875 and 75,037,124 shares outstanding at December 31, 2010 and 2009, respectively	75	75
Additional paid-in capital	559,675	556,328
Accumulated other comprehensive loss	(702)	(689)
Retained earnings	198,793	153,508
Total Stockholders’ Equity	757,841	709,222
Total Liabilities and Stockholders’ Equity	$828,884	$768,990

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$18,178	$6,705	$45,285	$55,342
Deferred income taxes	11,310	2,966	30,665	29,063
Insurance reimbursements	—	(1)	—	10
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	7,629	5,310	27,715	17,327
Stock-based compensation	923	887	4,016	2,909
Unrealized derivative gain	(447)	(631)	(620)	(1,441)
Other	254	90	1,010	504
Changes in operating assets and liabilities:
Trade accounts receivable	13,272	11,593	(4,598)	(4,062)
Other receivables	711	737	(690)	(86)
Refundable income taxes	(253)	(766)	2,821	603
Inventory	(1,925)	4,125	13,883	(15,807)
Prepaid expenses and other assets	891	166	(1,418)	1,642
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(3,704)	(7,108)	6,661	(6,152)
Other liabilities	(54)	(999)	(1,436)	1,212
Net cash provided by operating activities	46,785	23,074	123,294	81,064

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(28,978)	(18,284)	(86,822)	(95,183)
Additions to mineral properties and development costs	(1,349)	(685)	(1,571)	(6,233)
Proceeds from liquidation of bond sinking fund	—	—	—	2,098
Purchases of investments	(19,242)	(10,534)	(81,151)	(18,479)
Proceeds from investments	12,174	889	31,672	1,139
Other	12	8,126	1,588	10,137
Net cash used in investing activities	(37,383)	(20,488)	(136,284)	(106,521)

Cash Flows from Financing Activities:
Employee tax withholding paid for restricted stock upon vesting	(44)	(41)	(771)	(1,324)
Proceeds from exercise of stock options	83	—	102	—
Net cash provided by (used in) financing activities	39	(41)	(669)	(1,324)

Net Change in Cash and Cash Equivalents	9,441	2,545	(13,659)	(26,781)
Cash and Cash Equivalents, beginning of period	$66,692	87,247	89,792	116,573
Cash and Cash Equivalents, end of period	$76,133	$89,792	$76,133	$89,792

Supplemental disclosure of cash flow information
Net cash paid (received) during the period for:
Interest	$559	$631	$2,133	$1,937
Income taxes	$340	$94	$(3,668)	$7,239

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

(In thousands)

Adjusted net income is calculated as net income adjusted for significant non-cash and unusual items.  Examples of non-cash and unusual charges include insurance settlements from property and business losses, non-cash unrealized gains or losses associated with derivative adjustments, costs associated with abnormal production and other infrequent items.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

Adjusted Net Income

	Three Months Ended
	December 31,
	2010	2009

Net Income	$18,178	$6,705
Adjustments
Insurance settlements from property and business losses	—	(1)
Unrealized derivative gain	(447)	(631)
Costs associated with abnormal production	—	9,366
Other	—	440
Calculated tax effect *	177	(3,670)
Total adjustments	(270)	5,504
Adjusted Net Income	$17,908	$12,209

	Year Ended
	December 31,
	2010	2009

Net Income	$45,285	$55,342
Adjustments
Insurance settlements from property and business losses	—	10
Unrealized derivative gain	(620)	(1,441)
Costs associated with abnormal production	470	21,525
Other	666	440
Calculated tax effect *	(204)	(8,214)
Total adjustments	312	12,320
Adjusted Net Income	$45,597	$67,662

*Estimated annual effective tax rate of 39.6 percent for 2010 and 40.0 percent for 2009.

INTREPID POTASH, INC.

NON-GAAP ADJUSTED EBITDA (UNAUDITED) RECONCILIATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is computed as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion.  This non-GAAP measure is presented because management believes it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  In addition, we use Adjusted EBITDA to evaluate the effectiveness of our business strategies.  In addition, Adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP.  Since Adjusted EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the Adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies.  The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA:

EBITDA

	Three Months Ended
	December 31,
	2010	2009

Net Income	$18,178	$6,705

Interest expense, including realized and unrealized derivative gains and losses	51	214
Income tax expense	11,420	2,294
Depreciation, depletion, and amortization	7,453	5,186
Accretion of asset retirement obligation	176	124
Total adjustments	19,100	7,818
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization	$37,278	$14,523

	Year Ended
	December 31,
	2010	2009

Net Income	$45,285	$55,342

Interest expense, including realized and unrealized derivative gains and losses	1,513	806
Income tax expense	29,758	36,905
Depreciation, depletion, and amortization	27,003	16,693
Accretion of asset retirement obligation	712	634
Total adjustments	58,986	55,038
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization	$104,271	$110,380